Exhibit 99.1
NEWS from
801 Louisiana, Suite 700
Houston, Texas 77002
Main: (713) 780-9494
Fax: (713) 780-9254

Contact:	Traded: NYSE (GDP)
Robert C. Turnham, President
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES MANAGEMENT CHANGES
Houston, Texas — March 24, 2010. Goodrich Petroleum Corporation (NYSE: GDP) today announced the resignation of David R. Looney from his position as executive vice president and chief financial officer. Mr. Looney, whose resignation becomes effective March 31, 2010, is leaving to pursue other business opportunities. As part of the resignation, Mr. Looney has agreed to serve as a consultant for the Company for a period of six months to assist the Company with a transition process.
The Company also today announced that effective March 31, 2010, Jan L. Schott has been appointed interim chief financial officer. Ms. Schott has served the Company as Vice President and Controller since January 2007.
Walter G. “Gil” Goodrich, the Company’s Vice Chairman and Chief Executive Officer, commented, “On behalf of the Board of Directors, I want to thank David for his contributions over the past several years. We appreciate his agreement to stay on as a consultant to ensure a smooth transition to a new CFO and wish him well in his future endeavors. We are also very pleased to announce the promotion of Jan Schott to interim CFO. As our principal accounting officer the past three years, Jan has worked closely with David and provided excellent leadership to our accounting team”.
OTHER INFORMATION
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.
Goodrich Petroleum Corporation is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.